EXHIBIT 23.03

                     [ICF Kaiser Letterhead]



                                                   June 6, 1997



Panda Global Holdings, Inc.
Panda Global Energy Company
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, Texas  75244

     RE:  Consultant's Report


Ladies and Gentlemen:

     We consent to the use of (i) our report dated April 11, 1997 entitled "Independent Panda Brandywine Pro Forma Projects" (the "Brandywine Report"), (ii) our report dated April 11, 1997 entitled "Summary of the Consolidated Pro Forma of Panda Global Holdings, Inc. (the "Consolidated Report") and (iii) the Officer's Certificate dated June 6, 1997 related thereto (including any amendments or supplements thereto) in the Registration Statement on Form S-1 of Panda Global Energy Company and Panda Global Holdings, Inc. (the "Registration Statement") relating to the offering of 12-1/2% Registered Senior Secured Notes by Panda Global Energy Company and the inclusion of the Officer's Certificate and Brandywine Report as an exhibit to the Registration Statement (the "Prospectus"). In addition, we consent to the inclusion of the summary of the Brandywine Report and the Consolidated Report contained in the Prospectus.

     We also consent to the statements by C.C. Pace Resources, Inc. and Pacific Energy Services, Inc. in their reports that they have relied on our Brandywine Report and we authorize such reliance.

     We also hereby consent to the reference to us as experts under the headings "Independent Engineers and Consultants" in the Prospectus.

     All the above-referenced ICF Resources Incorporated reports were prepared pursuant to the terms of Consulting Agreement(s) between ICF Resources and Panda Energy International.

                             ICF RESOURCES (sm) INCORPORATED




                             By:     /s/ Theodore R. Breton
                             Name:   Theodore R. Breton
                             Title:  Vice President